Exhibit 4.3


                         THE HAIN CELESTIAL GROUP, INC.

                        2000 DIRECTORS STOCK OPTION PLAN

1. Purpose. The purpose of this Plan is to advance the interests of The Hain Celestial Group, Inc., a Delaware corporation, by providing an additional incentive to attract and retain nonemployee directors through the encouragement of stock ownership in the Company by such persons.

2. Definitions. As used herein, the following terms shall have the meaning indicated:

     (a) "Annual Meeting Date" shall mean the date of the annual meeting of the Company's shareholders at which the Directors are elected.

     (b) "Board" shall mean the Company's Board of Directors.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d) "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

     (e) "Company" shall refer to The Hain Celestial Group, Inc., a Delaware corporation.

     (f) "Director" shall mean a member of the Board.

     (g) "Eligible Director" means any person who is a member of the Board and who is not an employee, full time or part time, of the Company or a Subsidiary.

     (h) "Fair Market Value" of a share of Common Stock on any day means: (i) if the principal market for the Common Stock is a national securities exchange or the Nasdaq National Market System, the closing sales price of the Common Stock on such day as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system, or (ii) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market System, and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the closing bid and the closing asked prices for the Common Stock on such day as quoted on such system, or (iii) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market System, and the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the highest bid and lowest asked prices for the Common Stock on such day as reported by the National Quotation Bureau, Inc.

     (i) "Initial Grant Date" means the date on which a person is first elected as a member of the Board, or, in the case of persons who were members of the Board as of the date of the adoption of this Plan.

     (j) "Option" shall mean any stock option granted under this Plan.

     (k) "Option Agreement" means the agreement between the Company and the Optionee to evidence the grant of an Option.

     (l) "Optionee" shall mean a person to whom a stock option is granted under this plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

     (m) "Plan" shall mean this Directors Stock Option Plan for the Company.

     (n) "Share(s)" shall mean a share or shares of the Common Stock.

     (o) "Subsidiary" means (i) any corporation of which the securities have a majority of the ordinary voting power in electing the Board (other than as a result of a default) are owned, at the time as of which any determination is being made, by the Company either directly or through one or more Subsidiaries,
(ii) a partnership in which the Company or a Subsidiary of the Company is, at the time as of which any determination is being made, a general partner or (iii) any other Person (other than a corporation or a partnership) in which the Company either directly or through one or more Subsidiaries, at the time as of which any determination is being made, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

3. Shares and Options. Subject to Section 9 of this Plan, there shall be reserved for issuance pursuant to the Plan an aggregate of up to 750,000 Shares from authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or other transactions. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, such Shares shall be available for future grants under the Plan.

4. Grants of Options.

     (a) Initial Grant. On the Initial Grant Date, each Eligible Director shall automatically be granted an Option to purchase 15,000 Shares.

     (b) Annual Grant. Each Eligible Director shall upon re-election, automatically receive an annual grant of an Option to purchase 7,500 Shares on each Annual Meeting Date subsequent to his election as a director of the Company.

     (c) Discretionary Grants. The Board is authorized, in its discretion, to grant additional Options to Eligible Directors. The date of grant, date first exercisable, number of shares of Common Stock which may be purchased on exercise and the exercise price of the Options shall be determined by the Board, in its discretion. Grants of Options under this paragraph (c) need not be uniform to all Eligible Directors.

     (d) Option Agreement. Upon the grant of each Option, the Company and the Eligible Director shall enter into an Option Agreement, which shall specify the grant date and the exercise price and shall include or incorporate by reference the substance of this Plan and such other provisions consistent with this Plan as the Board may determine.

5. Exercise Price. The exercise price per Share of any Option shall be the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

6. Exercise of Options. An option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment has been made of the aggregate exercise price of the Shares as to which the Option is exercised, and (iii) arrangements for the Optionee's payment to the Company of the amount, if any, that is necessary for the Company to withhold in accordance with applicable tax withholding requirements. The exercise price of any Shares purchased shall be paid in cash, by certified or official bank check or personal check, by money order, with Shares or by a combination of the above. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless or until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of the Plan.

7. Exercise Schedule for Options. Each Option granted under paragraphs 4(a) and 4(b) hereunder shall be immediately exercisable. Options granted under paragraph 4(c) shall be exercisable as set forth in the individual Option Agreements. The expiration date of an Option shall be ten (10) years from the date of grant of the Option.

8. Termination of Option Period. The unexercised portion of any Option shall automatically and without notice terminate and become null and void prior to the expiration date specified in Section 7 hereof at the time of the earliest to occur of the following:

     (i) three (3) months after the date on which the Optionee ceases to be a Director for any reason other than by reason of (A) Cause which, for purposes of this Plan, shall mean the removal of the Optionee as a Director by reason of any act of (x) fraud or intentional misrepresentation, or (y) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any Subsidiary, or (B) death;

     (ii) immediately upon the removal of the Optionee as a Director for Cause;

     (iii)one year after the date the Optionee ceases to be a Director by reason of death of the Optionee.

9.       Adjustment of Shares.

     (a) In the event of any recapitalization, reclassification, split-up or consolidation of Shares of Common Stock, separation (including a spin-off), dividend on Shares of Common Stock payable in capital stock, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Board shall make such appropriate adjustments in the exercise prices of Options, including Options then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Options under the Plan, including Options then outstanding, and in the number of Shares of Common Stock with respect to which Options may be granted (in the aggregate and to individual participants) as the Board deems equitable with a view toward maintaining the proportionate interest of the Directors and preserving the value of the Options.

     (b) No fractional Shares of Common Stock shall be issued. In lieu thereof, the cash value of such fraction shall be paid.

     (c) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) the sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

10. Transferability of Options. Unless otherwise determined by the Board, each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

11. Issuance of Shares. As a condition of any sale or issuance of Shares upon exercise of any Options, the Board may require such agreement or undertakings; if any, as the Board may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

     (a) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

     (b) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Board, necessary or appropriate to comply with the provisions of any securities law deemed by the Board to be applicable to the issuance of the Shares and are endorsed upon the Share Certificates.

12. Administration of the Plan. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Board in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its shareholders and persons granted Options under the Plan.

13. Interpretation. If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. The determination and the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. This Plan shall be governed by the laws of the State of Delaware. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of the Plan. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

14. Term of Plan, Amendment and Termination of the Plan.

     (a) This Plan shall become effective upon its adoption of the Board, and shall continue in effect until all Options granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto.

     (b) The Plan shall be adopted by the Board and shall be presented to the Company shareholders for their approval by vote of a majority of such shareholders present or represented at a meeting duly held. Options may be granted prior to shareholder approval of the Plan, but such Options shall be contingent upon such approval being obtained and may not be exercised prior to such approval.

     (c) The Board may from time to time amend the Plan without further approval of the Company's shareholders, except where such approval is required by any law or regulation or any stock exchange or automated quotation system rule; provided, however, that, except to the extent specifically provided otherwise in
Section 8, no amendment of the Plan issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

     (d) The Board, without further approval of the Company's shareholders, may at any time terminate or suspend this Plan. Any such termination or suspension of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been terminated or suspended. No Option may be granted while the Plan is suspended or after it is terminated. Except to the extent specifically provided otherwise in Section 8, the rights and obligations under any Option granted to any Optionee while the Plan is in effect shall not be altered or impaired by the suspension or termination of the Plan without the consent of such Optionee.

15. Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available a number of Shares as shall be sufficient to satisfy the requirements of the Plan.